                                                                   Exhibit 99



[ENGINEERED SUPPORT SYSTEMS, INC. logo]                               RELEASE
                      -------------------------------------------------------
                               201 Evans Lane  o  St. Louis, MO 63121-1126



For more information, contact:                             May 2, 2005
Larry Cox, Communications Mgr
314/553-4960, lcox@essihq.com



                             ENGINEERED SUPPORT
                 COMPLETES ACQUISITION OF MOBILIZED SYSTEMS

ST. LOUIS, MO--ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI ) has completed its previously announced acquisition of Mobilized Systems, Inc.
(MSI), an industry leader in the design, manufacture and testing of highly specialized trailers, shelters and environmental control systems primarily for the defense industry. The all-cash deal involved the purchase of the outstanding equity of MSI for total consideration of $17.0 million, comprised of $16.2 million in cash up-front plus an interest-bearing note payable of $0.8 million. The Company funded the transaction with available cash resources.

The mobile systems manufactured by MSI play a critical role in providing environmentally-controlled, enclosures for personnel as well as sensitive military electronics, communications and simulation/training systems. MSI is particularly well-positioned to capitalize on the dynamic opportunities inherent in the market for mobile military shelters based on its diverse project experience in radar system shelters, mobile firearms training, missile transporters, simulators, warfare training and secure communications systems. MSI posted revenues of approximately $23 million for calendar 2004.

"We are pleased to have completed the MSI transaction and now look forward to exploring potential business growth opportunities that leverage their solid capabilities in the design and production of mobile shelterized solutions for various defense applications," Engineered Support's Vice Chairman and CEO Gerald A. Potthoff commented.

Engineered Support Systems, Inc. provides advanced sustainment solutions including the design, manufacture and supply of integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at http://www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

                                 *  *  *  *




PROVIDING ADVANCED SUSTAINMENT SOLUTIONS TO THOSE WHO SERVE IN A CHANGING WORLD
-------------------------------------------------------------------------------